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                                                                     Exhibit 4.9






                             CERTIFICATE OF INCREASE
                                       OF
                                SHARES DESIGNATED
                                       AS
                  SERIES C CONVERTIBLE participating PREFERRED



         STONEPATH GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That a Certificate of the Designations, Powers, Preferences and Rights of the Series C Convertible Participating Preferred Stock, was filed in said office of the Secretary of State on March 3, 2000.

         SECOND: That the Board of Directors of said corporation by the unanimous written consent of its members, filed with the minutes of the Corporation dated March 15, 2002 duly adopted a resolution authorizing and directing an increase in the number of shares designated as Series C Convertible Participating Preferred Stock of the corporation, from 4,750,000 shares to 5,000,000 shares, in accordance with the provisions of Section 151 of The General Corporation Law of the State of Delaware.


         THIRD: This Certificate of Increase of Shares shall be effective when filed.

         IN WITNESS WHEREOF, said Stonepath Group, Inc. has caused this certificate to be signed by Stephen M. Cohen, its Senior Vice President and Secretary this 27th day of March, 2002.


                                      STONEPATH GROUP, INC.

                                      By:  /s/ Stephen M. Cohen
                                           -------------------------------------
                                           Stephen M. Cohen
                                           Senior Vice President & Secretary